UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                            SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )


Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

/ /   Preliminary Proxy Statement
/ /   Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
/X/   Definitive Proxy Statement
/ /   Definitive Additional Materials
/ /   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                            The Hain Food Group, Inc.
                (Name of Registrant as Specified In Its Charter)

                                -----------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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     1)   Title of each class of securities to which transaction applies:
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          pursuant to Exchange Act Rule 0-11 (set for the amount on which the
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     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)   Amount Previously Paid:
     2)   Form, Schedule of Registration Statement No.:
     3)   Filing Party:
     4)   Date Filed:

                            THE HAIN FOOD GROUP, INC.
                         50 Charles Lindbergh Boulevard
                            Uniondale, New York 11553








                                                                November 9, 1998








Dear Fellow Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of The Hain Food Group, Inc., scheduled to be held on Tuesday, December 8, 1998 at the conference center, located in the lower lobby, at 50 Charles Lindbergh Boulevard, Uniondale, New York 11553, commencing at 11:00 A.M., Eastern Standard Time. Your Board of Directors and management look forward to greeting personally those stockholders able to attend.

     Details of business to be conducted at the annual meeting are provided in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement. Also enclosed for your information is a copy of our Annual Report for 1998.

     It is important that your shares are represented at the meeting whether or not you plan to attend. Accordingly, we request your cooperation by promptly signing, dating and mailing the enclosed Proxy in the envelope provided for your convenience.

                                   Sincerely,



                                   Irwin D. Simon
                                   President and Chief Executive
                                   Officer

                            THE HAIN FOOD GROUP, INC.
                         50 Charles Lindbergh Boulevard
                            Uniondale, New York 11553

                           --------------------------


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               AND PROXY STATEMENT

                           --------------------------


To the Stockholders of
             THE HAIN FOOD GROUP, INC.:

     The Annual Meeting of Stockholders of The Hain Food Group, Inc. (the "Company") will be held on Tuesday, December 8, 1998 at 11:00 A.M., Eastern Standard Time, at the conference center, located in the lower lobby, 50 Charles Lindbergh Boulevard, Uniondale, New York 11553, for the following purposes:

     (i) To elect a Board of Directors to serve until the next Annual Meeting of stockholders and until their successors are duly elected and qualified;

     (ii) To approve amendments to the Company's 1994 Long Term Incentive and Stock Award Plan to (a) increase the number of shares issuable over the term of the plan by 1,200,000 shares to 2,400,000 shares in the aggregate and (b) increase the upper limit on the number of shares for which options or stock appreciation rights may be granted to any participant under the plan during any calendar year to 500,000 shares;

     (iii) To approve amendments to the Company's 1996 Directors Stock Option Plan to (a) increase the number of shares issuable over the term of the Plan by 200,000 shares to 500,000 shares in the aggregate and (b) allow for discretionary option grants thereunder;

     (iv) To ratify the appointment of Ernst & Young LLP as independent auditors for fiscal 1999; and

     (v) To transact such other business as may properly come before the meeting.


     Your vote is important. If you do not expect to be present at the meeting and wish your stock to be voted, please sign and date the enclosed Proxy and mail it promptly in the enclosed reply envelope addressed to Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.

                     SOLICITATION AND REVOCATION OF PROXIES

     Proxies are being solicited on behalf of the Board of Directors of the Company, and the Company will bear the cost of such solicitation. It is expected that the solicitation of Proxies will be primarily by mail. Proxies may also be solicited by officers and employees of the Company at no additional cost to the Company, in person or by telephone, telegram or other means of communication. The Company may reimburse custodians, nominees and fiduciaries holding Common Stock (as defined below) for their reasonable expenses in sending proxy material to principals and obtaining their Proxy. Any stockholder giving a Proxy may revoke it at any time before it is exercised by written notice to the Secretary of the Company or by voting in person at the meeting.

     It is expected that this Notice of Annual Meeting of Stockholders and Proxy Statement will first be mailed to stockholders on or about November 9, 1998.

              STOCKHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING

     Only stockholders of record at the close of business on November 6, 1998 will be entitled to vote at the Annual Meeting. On that date, there were 13,430,640 shares of the Common Stock, par value $.01 per share, of the Company ("Common Stock") outstanding and entitled to be voted at the Annual Meeting. Each such share is entitled to one vote. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

                       BENEFICIAL OWNERSHIP OF SECURITIES

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of October 26, 1998 for
(i) each person who is known by the Company to beneficially own more than 5.0% of the outstanding shares of Common Stock, (ii) each executive officer of the Company, (iii) each director of the Company and (iv) all executive officers and directors of the Company as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and does not necessarily bear on the economic incidents of ownership or the right to transfer such shares.


                                                -------------              ---------------
                                                   Number of                Percentage of
                                                    Shares                  Common Stock
                                                -------------              ---------------

Irwin D. Simon(1)............................     1,531,405                           10.7%
Andrew R. Heyer(2)...........................       286,975                            2.1%
Gary M. Jacobs(3)............................        25,000                               *
Jack Kaufman(3)..............................       105,000                               *
Benjamin Brecher(3)..........................       102,097                               *
Ellen Deutsch(3).............................        41,500                               *
Andrew Jacobson(3)...........................        60,000                               *
Beth L. Bronner(4)(5)........................        66,667                               *
William J. Fox(4)(6).........................        32,500                               *
Jack Futterman(4)(6).........................        23,500                               *
James S. Gold(4)(7)..........................        21,000                               *
Kenneth J. Daley (8).........................             0                               *
Arthur Rubinfeld (8).........................             0                               *
Jay R. Bloom(9)..............................       706,539                            5.0%
Dean C. Kehler(9)............................       807,496                            5.7%
White Rock Capital Management, L.P.(10)......     2,694,500                           20.1%
White Rock Capital, Inc. (10)................     2,694,500                           20.1%
Thomas U. Barton(10).........................     2,749,500                           20.5%
Joseph U. Barton(10).........................     2,719,500                           20.2%
Soros Fund Management LLC(11)................     1,326,000                            9.9%
George Soros(11).............................     1,326,000                            9.9%
Stanley F. Druckenmiller(11).................     1,326,000                            9.9%
All executive officers and directors as a
  group (thirteen persons)(12)...............     2,295,644                           15.7%

---------------------

*    Indicates less than 1%.

(1) Includes 600,000 shares of Common Stock issuable upon the exercise of options under the Company's 1993 Executive Stock Option Plan (the "1993 Plan") and 170,000 shares of Common Stock issuable upon the exercise of options under the Company's 1994 Long Term Incentive and Stock Award Plan (the "1994 Plan"). Mr. Simon is President, Chief Executive Officer and Director of the Company.

(2) Includes 30,000 shares of Common Stock issuable upon the exercise of options under the Company's 1996 Directors Stock Option Plan (the "Directors Plan") and 135,356 shares issuable upon the exercise of Warrants held by Argosy-Hain Warrant Holdings, L.P. ("AHWH") for which Mr. Heyer may be deemed to be the beneficial owner as a limited partner of AHWH. The changes in Mr. Heyer's beneficial ownership from previous reports reflect Mr. Heyer's resignation as officer and director of Argosy Investment Corp. ("AIC"), as reported in an amendment to Schedule 13D dated October 28, 1998. Mr. Heyer is Chairman of the Board of Directors of the Company.

(3) Includes 25,000 shares for Mr. Jacobs, 100,000 shares for Mr. Brecher, 100,000 shares for Mr. Kaufman, 36,500 shares for Ms. Deutsch and 60,000 shares for Mr. Jacobson of Common Stock issuable upon exercise of options under the 1994 Plan. Mr. Jacobs, Mr. Brecher, Mr. Kaufman, Ms. Deutsch and Mr. Jacobson are executive officers of the Company.

(4)  Director of the Company. Mr. Fox is Vice-Chairman of the Board of
     Directors.

(5) Includes 30,000 shares of Common Stock issuable upon the exercise of options under the Directors Plan.

(6) Includes 22,500 shares of Common Stock issuable upon the exercise of options under the Directors Plan.

(7) Includes 15,000 shares of Common Stock issuable upon the exercise of options under the Directors Plan.

(8)  Nominated to the Board of Directors for the first time.

(9) As the officers and directors of AIC, which is the general partner of AHWH, Mr. Bloom and Mr. Kehler may be deemed to be the beneficial owner of the 522,717 shares of Common Stock to be issued upon the exercise of Warrants held by AHWH and 100,000 shares of Common Stock to be issued upon the exercise of Warrants by AIC (the "AIC Warrants").

(10) According to a Schedule 13D dated May 11, 1998 and Amendment No. 2 thereto dated October 16, 1998: (i) White Rock Capital Management, L.P., a Texas limited partnership ("White Rock LP"), White Rock Capital, Inc., a Texas corporation ("White Rock Inc." and together with White Rock LP, "White Rock"), Thomas U. Barton and Joseph U. Barton may be deemed beneficial owners of 2,432,500 shares of Common Stock acquired by White Rock on behalf of certain institutional clients, 240,000 shares of Common Stock held for the account of White Rock Capital Partners, L.P. and 22,000 shares of Common Stock held for the account of White Rock LP; (ii) Joseph U. Barton beneficially owns 25,000 shares of Common Stock acquired for his personal account; and (iii) Thomas U. Barton beneficially owns 55,000 shares of Common Stock pursuant to an arrangement providing for the trading of options to acquire such shares. Thomas U. Barton and Joseph U. Barton are shareholders of White Rock Inc.

(11) According to a Schedule 13G dated March 6, 1998 and Amendment No. 1 thereto dated May 11, 1998 (the "Schedule 13G"), Soros Fund Management LLC, a Delaware limited liability company ("SFM LLC"), George Soros and Stanley F. Druckenmiller may be deemed beneficial owners of 1,326,000 shares of Common Stock acquired by White Rock LP on behalf of certain institutional clients of SFM LLC, on behalf of whom SFM LLC has granted investment discretion over such shares to White Rock L.P. Mr. Soros is the Chairman of SFM LLC and Mr. Druckenmiller is the lead portfolio manager and a member of the management committee of SFM LLC. Accordingly to the Schedule 13G, none of SFM LLC, Mr. Soros and Mr. Druckenmiller currently exercises voting or dispositive power over such shares.

(12) Includes 600,000 shares issuable upon the exercise of options under the 1993 Plan, 491,500 shares issuable upon the exercise of options under the 1994 Plan and 120,000 shares issuable upon the exercise of options under the Directors Plan. See notes 1 through 10.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

     The following table sets forth the compensation paid by the Company for services rendered during the three fiscal years ended June 30, 1998 to or for the accounts of the Chief Executive Officer and the other four most highly compensated officers.

                           Summary Compensation Table

                                          Annual Compensation                      Long-Term Compensation
                                                                                           Awards
                                                                           Restricted    Securities
Name and                       Fiscal                        Other Annual     Stock      Underlying    All Other
Principal Position             Year      Salary      Bonus   Compensation    Awards       Options     Compensation
------------------             ----      ------      -----   ------------    ------       -------     ------------

Irwin D. Simon (1)             1998    $225,000     $60,000     $5,400          --        125,000(2)      --
  President, Chief             1997    $200,000     $60,000     $5,400          --         20,000         --
  Executive Officer            1996    $160,000     $52,000     $5,400          --         25,000         --
  and Director

Benjamin Brecher               1998    $140,000     $37,500     $5,400          --              0         --
  Vice President-              1997    $125,000     $37,500     $5,400          --        250,000(3)      --
  Operations                   1996    $125,000     $37,500     $5,400          --         10,000         --

Ellen B. Deutsch (4)           1998    $148,000     $22,000     $5,400          --              0         --
  Senior Vice President-       1997    $140,000     $10,000     $5,400          --         25,000         --
  Sales & Marketing            1996    $  35,000                $1,350          --         20,000         --
                                                      --
Andrew Jacobson (5)            1998    $129,329       $0        $4,050          --         60,000         --
  President - Natural          1997       --          --          --            --           --            --
  Foods Division               1996       --          --          --            --           --            --

Jack Kaufman (6)               1998    $118,000     $30,000     $5,400          --         40,000         --
  Chief Financial              1997    $100,000     $30,000     $5,400          --         50,000         --
  Officer, Treasurer and       1996    $100,000     $30,000     $5,400          --         10,000         --
  Assistant Secretary

(1) During fiscal 1998, Mr. Simon was employed pursuant to an employment agreement (which extended a prior employment agreement) which commenced on July 1, 1996 at annual base compensation of $200,000, with an increase of $25,000 on July 1, 1997. See "--Employment Agreements."

(2) Consists of options for 125,000 shares conditionally granted to Mr. Simon on June 30,1997 at an exercise price of $4.8125 per share pending an increase to shares eligible for grant under the 1994 Plan that was approved by stockholders at a meeting held December 9, 1997. The Company will incur a straight-line non-cash compensation charge ($27,000 for fiscal 1998) over the 10-year vesting period based on the excess (approximately $461,000) of the market value of the shares of Common Stock underlying the options ($8.50 per share) on December 9, 1997 compared to $4.8125 per share on the date of grant.

(3) 20% of such options became exercisable on December 31, 1996, 20% became exercisable on December 31, 1997 and an additional 20% become exercisable on December 31 of the next three years, provided Mr. Brecher remains employed by the Company.

(4)  Ms. Deutsch commenced employment on April 1, 1996.

(5)  Mr. Jacobson commenced employment on October 14, 1997.

(6) On September 8, 1998, Mr. Kaufman resigned as Chief Financial Officer, Treasurer and Assistant Secretary and was appointed Senior Vice President-Business Development and Strategic Planning.

Employment Agreements

     During fiscal 1998, Irwin D. Simon, President and Chief Executive Officer of the Company was employed pursuant to a three year employment agreement (which extended a prior employment agreement) which commenced July 1, 1996, at an annual base compensation of $200,000 effective July 1, 1996, and provided for minimum annual increases of $25,000 on each of July 1, 1997 and July 1, 1998. During fiscal 1999, Mr. Simon's employment agreement was amended and extended through fiscal 2001 at a minimum annual base compensation of $300,000 for fiscal 1999, $360,000 for fiscal 2000 and $410,000 for fiscal 2001. Mr. Simon's employment agreement was further amended to provide for a minimum annual bonus of up to 50% of such annual compensation upon the achievement of certain sales and profitability objectives as determined by the Compensation Committee and to provide for a $900,000 termination payment if the Company is sold or Mr. Simon's employment is terminated during such period. In addition, subject to stockholder approval of the increase in the number of options available for grant under the 1994 Plan set forth in Proposal No. 2, Mr. Simon's amended employment agreement provides that he will receive 400,000 options to purchase Common Stock on December 8, 1998 at the then current market price. In addition, upon the achievement of certain sales and profitability objectives, Mr. Simon will be eligible to receive a minimum of 250,000 options to purchase Common Stock for the fiscal year ending June 30, 1999 at the market price at the date of grant and a minimum of 250,000 options to purchase Common Stock for the fiscal year ending June 30, 2000 at the market price at the date of the grant.

     In addition, each employee is eligible to receive short-term incentive bonus compensation, the amount of which, if any, shall be determined by the Board of Directors based on the employee's performance and contributions to the Company's success and on the Company's ability to pay such incentive compensation.

Stock Option Grants and Exercises

     The tables below set forth information with respect to grants of options to, and exercise of options by, the Chief Executive Officer and the four other most highly compensated executive officers of the Company, during the fiscal year ended June 30, 1998.

                        Option Grants in Last Fiscal Year
                        ---------------------------------

                            Individual Grants                                         Potential Realizable
                                      % of Total                                        Value at Assumed
                        Options       Number of                                       Annual Rates of Stock
                        Granted to    Securities    Exercise                           Price Appreciation
                        Employees     Underlying    or Base                              for Option Term
                        in Fiscal     Options       Price         Expiration
Name                    Year          Granted       ($/Sh)(1)     Date                 5%             10%
----                    -----------   -----------   ---------     ----------          ----            ---

Irwin D. Simon(2)         125,000        41.9%        $4.813      6/2007             $166,201       $367,260
Benjamin Brecher                0          --           --            --                   --             --
Ellen B. Deutsch                0          --           --            --                   --             --
Andrew Jacobson            60,000        20.1%        $8.50       12/2007            $140,904       $311,360
Jack Kaufman               40,000        13.4%        $8.50       12/2007             $93,936       $207,573

--------------------

(1) Options were granted at exercise prices which were not less than the fair market value of the Common Stock at the time of grant.

(2) Consists of options to purchase 125,000 shares of Common Stock which were conditionally granted on June 30, 1997 pending an increase to shares eligible for grant under the 1994 Plan that was approved by stockholders at a meeting held December 9, 1997. The Company will incur a straight-line non-cash compensation charge ($27,000 for fiscal 1998) over the 10-year vesting period based on the excess (approximately $461,000) of the market value of the shares of Common Stock underlying the options ($8.50 per share) on December 9, 1997 compared to $4.8125 per share on the date of grant.

                 Aggregate Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values


                                                          Securities Underlying              Value of Unexercised
                         Shares                            Unexercised Options               In-the-Money Options
                         Acquired        Value            Held at June 30, 1998              at June 30, 1998(1)
Name                     on Exercise     Realized    Exercisable     Unexercisable     Exercisable     Unexercisable
----                     -----------     --------    -----------     -------------     -----------     -------------

Irwin D. Simon                 0            $0          770,000            0           $17,004,428             $0
Benjamin Brecher          30,000         $160,600       115,000      150,000           $ 2,583,125     $3,393,750
Ellen B. Deutsch               0            $0           45,000            0           $   986,865             $0
Andrew Jacobson                0            $0           60,000            0           $ 1,042,500             $0
Jack Kaufman              50,000         $265,600       100,000            0           $ 1,974,350             $0

-----------------------

(1) Based on a price of $25.875 per share, the closing bid price for the Common Stock on The Nasdaq National Market System for such date. On October 23, 1998 the closing bid price for the Common Stock on the The Nasdaq National Market System was $18.25 per share.

1993 Executive Stock Option Plan

     The Company adopted the 1993 Executive Stock Option Plan (the "1993 Plan") pursuant to which it granted Irwin D. Simon, its founder and Chief Executive Officer, options to acquire 600,000 shares of the Company's Common Stock. The exercise price of options designed to qualify as incentive options is $3.58 per share and the exercise price of non-qualified options is $3.25 per share. None of Mr. Simon's options have been exercised. The options expire ten years after date of grant.

1994 Long Term Incentive and Stock Award Plan

     In December 1994, the Company adopted the 1994 Long Term Incentive and Stock Award Plan (the "1994 Plan"), which amended and restated the Company's prior stock option plan. The 1994 Plan, as amended at a stockholders meeting held December 9, 1997, provides for the granting of incentive stock options to employees, directors and consultants to purchase up to an aggregate of 1,200,000 shares of the Company's common stock with a maximum individual limit of 150,000 shares. The 1994 Plan is administered by the Compensation Committee of the Board of Directors. All of the options granted to date under the 1994 Plan have been incentive or non-qualified stock options providing for exercise prices equivalent to the fair market price at date of grant, and expire 10 years after date of grant. At the discretion of the Compensation Committee, options are exercisable upon grant or over a five year period. Through June 30, 1997, options for an aggregate of 855,000 shares were granted (excluding 125,000 shares conditionally granted subject to stockholder approval of the increase to the shares available for grant under the 1994 Plan) at prices ranging from $2.94 to $4.813 per share. At a meeting of stockholders held on December 9, 1997, the stockholders of the Company approved an amendment to the 1994 Plan increasing the number of shares issuable over the term of the 1994 Plan by 345,000 shares (for a total of 1,200,000 shares) and limiting the number of shares to 150,000 for which options or stock appreciation rights may be granted to any participant under the 1994 Plan during any calendar year. During fiscal 1998, 298,600 options were granted (including 125,000 options conditionally granted as described above), 274,400 options were exercised and 47,800 options were terminated. At June 30, 1998, 831,400 options are outstanding, of which 629,400 are currently exercisable, and 94,000 shares are available for grant. The Board of Directors has approved, subject to stockholder approval, amendments to the 1994 Plan to (a) increase the number of shares issuable over the term of the 1994 Plan by 1,200,000 shares to 2,400,000 shares in the aggregate and (b) increase the upper limit on the number of shares for which options or stock appreciation rights ("SARs") may be granted to any participant under the plan during any calendar year to 500,000 shares. See "Proposal No. 2 -- Approval of Amendments to the 1994 Long Term Incentive and Stock Award Plan."

1996 Directors Stock Option Plan

     The Company also adopted the 1996 Directors Stock Option Plan (the "Directors Plan"). The Directors Plan provides for the granting of stock options to non-employee directors to purchase up to an aggregate of 300,000 shares of the Company's Common Stock. Through June 30, 1997, options for an aggregate of 157,500 shares were granted at prices ranging from $3.38 to $3.50 and options for 15,000 shares were exercised by a former director. During fiscal 1998, options for an aggregate of 67,500 shares were granted at prices ranging from $8.50 to $19.6875 per share. At June 30, 1998, 210,000 options are outstanding and 75,000 are available for grant. The Board of Directors has approved, subject to stockholder approval, amendments to the Directors Plan to (a) increase the number of shares issuable over the term of the Directors Plan by 200,000 shares to 500,000 shares in the aggregate and (b) allow for discretionary option grants thereunder. See "Proposal No. 3 -- Approval of Amendments to the 1996 Directors Stock Option Plan."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Compensation Committee. The Compensation Committee (the "Compensation Committee") is responsible for determining the compensation of Company officers other than the salaries of the four most senior officers of the Company which are determined by the Board of Directors based upon the Compensation Committee's recommendation. The Compensation Committee also administers the 1994 Plan and, if the proposed amendments are adopted, will administer discretionary grants under the Directors Plan.

     The Compensation Committee is currently comprised of Mr. Heyer, Mr. Futterman and Ms. Bronner. Decisions and recommendations by the Compensation Committee are made on the basis of an assessment of corporate performance and a review of supporting data, including historical compensation data of other companies within the industry. Although actions with respect to various programs are taken at different times, consideration of each is made in the context of the overall compensation package provided by the Company.

     As of the time of issuing this report the Compensation Committee has not completed its evaluation of its compensation policies with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m) of the Internal Revenue Code. The Compensation Committee believes that compensation to be paid in fiscal 1999 will not exceed $1.0 million dollars in non-excluded compensation to any of the named executives.

     Compensation Philosophy. The Company's executive compensation program is designed to provide competitive levels of remuneration and assist the Company in attracting and retaining qualified executives. The Compensation Committee is committed to the objectives of linking executive compensation to corporate performance and providing incentives which align the interests of Company executives with the interests of its stockholders. This philosophy underlies executive compensation policies designed to integrate rewards with the attainment of annual and long-term performance goals, reward significant corporate performance and recognize individual initiatives and achievements. It is performance which most significantly influences an individual executive's compensation level. As a result, actual compensation levels in any particular year may be above or below those of the Company's competitors, depending upon the Company's performance. The executive compensation program is comprised of salary, annual cash incentives and long-term, stock-based incentives. The following is a discussion of each of the elements of the executive compensation program along with a description of the decisions and actions taken by the Compensation Committee with regard to fiscal 1998 compensation:

          Base Salary. Salary ranges for each executive position are established by the Company based on appropriate external comparisons, internal responsibilities and relationships to other corporate positions. Existing base salaries and annual escalations for the named executives were established based on the foregoing factors and in negotiation with each of the executives in connection with their employment by the Company.

          Annual Incentive. The Company may pay annual cash bonuses in any year to reward significant corporate accomplishments and individual initiatives which contributed to the attainment of targeted goals relating to product sales, product margins, return on capital employed, earnings per share and stockholder return. If the Compensation Committee determines that corporate results are such that a bonus program is warranted, then each executive's accomplishments are assessed as to their impact on corporate results. Contributions must be above and beyond normal expectations. The Chief Executive Officer meets with the Compensation Committee to review corporate results, the individual executive's contributions and his recommendations as to annual incentive payments. The Compensation Committee evaluates the Chief Executive Officer's contributions.

          Long-Term Incentives. The 1994 Plan and the 1993 Plan were approved by stockholders for the purpose of promoting the interests of the Company and its stockholders by: (i) attracting and retaining executives and other key employees of outstanding ability; (ii) strengthening the Company's capability to develop, maintain and direct a competent management team;
     (iii) motivating executives and other key employees, by means of performance-related incentives, to achieve longer-range performance goals;
     (iv) providing incentive compensation opportunities which are competitive with those of other comparably situated corporations; and (v) enabling such employees to participate in the long-term growth and financial success of the Company.

     The Company adopted the 1993 Plan pursuant to which, in July 1993, it granted options to purchase an aggregate of 600,000 shares of Common Stock to the President and Chief Executive Officer of the Company, Irwin D. Simon at an exercise price for options designed to qualify as incentive options of $3.58 per share and for options designed to qualify as non-qualified options of $3.25 per share.

     The 1994 Plan provides for the grant of options to acquire the Company's Common Stock. The granting of stock options is normally considered annually except when special events or circumstances warrant otherwise. The options are granted to employees based upon their potential impact on corporate results and on their performance. The specific terms of each grant of options, including the vesting thereof, are recommended by the Compensation Committee to the Board of Directors but are subject to the provisions of the 1994 Plan. Through June 30, 1997, options for an aggregate of 855,000 shares were granted (excluding 125,000 shares conditionally granted subject to stockholder approval of the increase to the shares available for grant under the 1994 Plan) at prices ranging from $2.94 to $4.813 per share. During fiscal 1998, 298,600 options were granted (including 125,000 options conditionally granted as described above), 274,000 options were exercised and 47,800 options were terminated. At June 30, 1998, 831,400 options are outstanding, of which 629,400 are currently exercisable, and 94,000 shares are available for grant. The Board of Directors has approved, subject to stockholder approval, amendments to the 1994 Plan to (a) increase the number of shares issuable over the term of the 1994 Plan by 1,200,000 shares to 2,400,000 shares in the aggregate and (b) increase the upper limit on the number of shares for which options or SARs may be granted to any participant under the plan during any calendar year to 500,000 shares. See "Proposal No. 2 -- Approval of Amendments to the 1994 Long Term Incentive and Stock Award Plan."

     Chief Executive Officer Compensation. During fiscal 1998, Irwin D. Simon, President and Chief Executive Officer of the Company was employed pursuant to a three year employment agreement (which extended a prior employment agreement) which commenced July 1, 1996, at an annual base compensation of $200,000 effective July 1, 1996, and provided for minimum annual increases of $25,000 on each of July 1, 1997 and July 1, 1998. During fiscal 1999, Mr. Simon's employment agreement was amended and extended through fiscal 2001 at a minimum annual base compensation of $300,000 for fiscal 1999, $360,000 for fiscal 2000 and $410,000 for fiscal 2001. Mr. Simon's employment agreement was further amended to provide for a minimum annual bonus of up to 50% of such annual compensation upon the achievement of certain sales and profitability objectives as determined by the Compensation Committee and to provide for a $900,000 termination payment if the Company is sold or Mr. Simon's employment is terminated during such period. In addition, subject to stockholder approval of the increase in the number of options available for grant under the 1994 Plan set forth in Proposal No. 2, Mr. Simon's amended employment agreement provides that he will receive 400,000 options to purchase Common Stock on December 8, 1998 at the then current market price. In addition, upon the achievement of certain sales and profitability objectives, Mr. Simon will be eligible to receive a minimum of 250,000 options to purchase Common Stock for the fiscal year ending June 30, 1999 at the market price at the date of grant and a minimum of 250,000 options to purchase Common Stock for the fiscal year ending June 30, 2000 at the market price at the date of grant.

Compensation Committee:               Andrew R. Heyer, Chairman
                                      Beth L. Bronner
                                      Jack Futterman

PERFORMANCE GRAPH

     The following graph compares the performance of the Company's Common Stock to the S&P 500 Index and to the Standard & Poor's food group index for the period from January 21, 1994 (the date the Company's Common Stock began trading separately from the units issued in the Company's initial public offering) through June 30, 1998.


                The Hain Food
Date             Group, Inc.         S&P 500     S&P Food Group

01/22/94            100                100                 100
06/30/94            179                 94                  97
06/30/95            159                115                 121
06/30/96            123                141                 138
06/30/97            175                186                 188
06/30/98            940                239                 236



                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS


     The Board of Directors presently consists of nine members, six of whom are standing for re-election. In addition, Kenneth J. Daley and Arthur Rubinfeld are standing for election to the Board of Directors for the first time. Each director will hold office until the next Annual Meeting of Stockholders and until his or her successor is elected and qualified. The persons named as proxies in the accompanying proxy, who have been designated by the Board of Directors, intend to vote, unless otherwise instructed in such proxy, FOR the election of all of the nominees listed below.

     The following information sets forth the backgrounds and business experience of the nominees for director:

Irwin D. Simon, President and Chief Executive Officer, Age 39

     Mr. Simon has been President and Chief Executive Officer and a Director since its inception and is its founder. From December 1990 through December 1992, Mr. Simon was employed in various marketing capacities with Slim-Fast Foods Company ("Slim Fast"), a national marketer of meal replacement and weight loss food supplements with annual revenues in excess of $500 million. His duties initially involved sales and marketing for the frozen and dairy divisions of Slim Fast, which included establishing and implementing marketing strategies and establishing a distribution system throughout the United States. In March 1992, Mr. Simon became Vice President of Marketing for Slim Fast. From 1986 through 1990, Mr. Simon was employed by The Haagen-Dazs Company, a division of Grand Metropolitan, plc. Haagen-Dazs is a manufacturer and distributor of premium ice cream and related products. Mr. Simon held a number of sales and marketing positions, including Eastern Regional Director of Haagen-Dazs Shops, the entity managing a majority of the franchisee system and all company-owned retail shops.

Andrew R. Heyer(1), Chairman of the Board, Age 41

     Mr. Heyer has been Chairman of the Board of Directors since he became a Director in November 1993 and a member of the Compensation Committee since 1994. Mr. Heyer has been a Managing Director of CIBC Oppenheimer Corp., an affiliate of the Canadian Imperial Bank of Commerce and the successor to the Argosy Group, L.P. since August 1995. From February 1990 until August 1995, Mr. Heyer was a Managing Director of the Argosy Group, L.P., an investment banking firm that specialized in merger, acquisition, divestiture, financing, refinancing and restructuring transactions. Mr. Heyer also serves as a director of Hayes Wheels International, Inc. and Niagara Corporations.

William J. Fox(2), Vice-Chairman of the Board, Age 42

     Mr. Fox has been a Director since December 1996, a member of the Audit Committee since December 1996 and was appointed Vice-Chairman of the Board of Directors in September 1998. Mr. Fox has been President, Strategic and Corporate Development, Revlon Worldwide, Revlon, Inc. and Revlon Consumer Products Corporation ("RCPC") (together "Revlon") and Chief Executive Officer, Revlon Technologies, a division of Revlon, since January 1998. He has been Senior Executive Vice President since January 1997 and Chief Financial Officer of Revlon and its predecessor from 1991 to 1997, Executive Vice President from 1991 to 1997, and Vice President from 1987 to 1991. Mr. Fox was elected as a director in November 1995 of Revlon Inc. and in September 1994 of RCPC. He has been Senior Vice President of MacAndrews & Forbes Holding Inc. ("MacAndrews") since August 1990 and was Treasurer from February 1987 to September 1992. From April 1983 to February 1987, he held various positions at MacAndrews or its affiliates. Prior to April 1983, Mr. Fox was a certified public accountant at the international auditing firm of Coopers & Lybrand. Mr. Fox is vice chairman of the board and a director of The Cosmetics Center, Inc.

Beth L. Bronner(1), Age 47

     Ms. Bronner has been a Director since November 1993 and a member of the Compensation Committee since 1995. Ms. Bronner joined Sunbeam Inc. effective November 1, 1998 as President - Health Division. Prior to that, she was with Citibank, N.A. from September 1996 as Senior Vice President and Director of Marketing for the United States and Europe. From July 1994 to August 1996, Ms. Bronner was Vice President - Emerging Markets of American Telephone & Telegraph Company Consumer Communications Services business. Ms. Bronner was President of the Professional Products Division of Revlon, Inc. from May 1993 until June 1994. From February 1992 to May 1993 she was Executive Vice President of the Beauty Care and Professional Products Division of Revlon, Inc. Ms. Bronner also serves as a director of Fortis, Inc. and Oak Industries.

Jack Futterman(1), Age 65

     Mr. Futterman has been a Director since December 1996 and a member of the Compensation Committee since December 1996. Mr. Futterman retired as Chairman and Chief Executive Officer of the Pathmark Supermarket chain in March 1996. He joined Pathmark in 1973 as Vice President of its drugstore and general merchandise divisions and occupied a number of positions before becoming Chairman and Chief Executive Officer. Mr. Futterman is a registered pharmacist and former Chairman of the National Association of Chain Drugstores. He is a director of Del Labs, Inc. and Party City, Inc., as well as several not-for-profit organizations.

James S. Gold(2), Age 47

     Mr. Gold has been a Director since March 1998 and will become a member of the Audit Committee in December 1998. Mr. Gold is a Managing Director in the Banking Group of Lazard Freres & Co LLC. Since joining Lazard Freres & Co LLC in 1977, Mr. Gold has been involved in a broad range of investment banking activities, particularly relating to the consumer products and food industries. Mr. Gold is also a director of Smart & Final Inc.

Kenneth J. Daley, Age 61

     Kenneth J. Daley is currently a senior vice president in The Chase Manhattan Bank's Middle Market Group ("Chase"). Mr. Daley has been with the bank since 1957 (originally Chemical Banking Corporation prior to the merger with Chase) serving in various operating capacities throughout New York State and New England. Mr. Daley recently resigned from his position as division executive at Chase and has resigned from his senior vice president position effective January 1999. Mr. Daley is currently a trustee of Briarcliffe College and a member of the Financial Committee of the Long Island Catholic Charities. Mr. Daley is a former director of the Long Island Association and the Long Island Philharmonic and a former member of the DNA Learning Center at Cold Spring Harbor. Mr. Daley is nominated as a Director for the first time.

Arthur Rubinfeld, Age 44

     Arthur Rubinfeld is currently a senior vice president of real estate and store development at Starbucks Coffee Company ("Starbucks"). Mr. Rubinfeld has been with Starbucks since 1992, where he is responsible for the planning and execution of Starbucks North American retail growth strategy. From 1986 until joining Starbucks, Mr. Rubinfeld was a managing partner at Epsteen & Associates, a commercial real estate company, specializing in retail real estate. Mr. Rubinfeld is a director of World Wrapps Inc. Restaurants. He is also a member of the International Council of Shopping Centers and a registered architect accredited by the National Council of Architectural Review Boards. Mr. Rubinfeld is nominated as a Director for the first time.

-----------------------

(1)      Compensation Committee member.
(2)      Audit Committee member.


Directors' Compensation, Committees and Meeting Attendance

     During the last fiscal year, the Board of Directors held eight meetings.

     During the last fiscal year, the Company did not pay any direct compensation to directors, other than reimbursement of out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors. Under the Directors Plan, independent directors receive a grant of 15,000 options to purchase shares of Common Stock upon election to the Board of Directors and 7,500 options to purchase shares of Common Stock upon re-election at each subsequent annual meeting of stockholders, at exercise prices which are not less than the fair market value of the Common Stock at the time of grant. In addition, if Proposal No. 3 is adopted, the Directors Plan will be amended to allow for discretionary grants of options by the Compensation Committee, at exercise prices which are not less than the fair market value of the Common Stock at the time of grant. In addition, the Board of Directors has conditionally approved, subject to stockholder ap-proval of the amendments to the Directors Plan allowing for discretionary grants set forth in Proposal No. 3, the grant to Mr. Fox of options for 50,000 shares on December 8, 1998 at the then current market price in consideration for his services as Vice-Chairman of the Board of Directors.

     The Board has two standing committees: the Compensation Committee and the Audit Committee. The Compensation Committee administers the 1994 Plan and the 1993 Plan, determines the compensation policies for Company officers, and recommends to the entire Board of Directors the salaries of the three most senior officers of the Company. During fiscal 1998, the Compensation Committee held two meetings.

     During fiscal 1998, the Company's Audit Committee held one meeting. The principal functions of the Audit Committee are: to receive reports prepared by the Company's finance department; to recommend the selection, retention or termination of independent auditors; to review arrangements and proposals for the overall scope of the annual audit with management and the independent auditors; and to discuss matters of concern to the Audit Committee with the independent auditors and management relating to the annual financial statements and results of the audit.

     During fiscal 1998, each of the incumbent directors attended at least 75% of the aggregate of the meetings of the Board of Directors and committees on which they served, except for Mr. Gold who attended two of the four meeting of the Board of Directors which were held subsequent to his appointment thereto.


                                 PROPOSAL NO. 2
                          APPROVAL OF AMENDMENTS TO THE
                  1994 LONG TERM INCENTIVE AND STOCK AWARD PLAN


     The Board of Directors has adopted, subject to stockholder approval, amendments to the 1994 Plan to (a) increase the number of shares of Common Stock issuable under the 1994 Plan by 1,200,000 shares to 2,400,000 shares and (b) increase the upper limit on the number of shares from which options or SARs may be granted to any participant under the plan during any calendar year to 500,000 shares.

     The essential features of the 1994 Plan are summarized below. This summary does not purport to be a complete description of the 1994 Plan. Copies of the actual plan document may be obtained by contacting the Assistant Secretary of the Company.

Description of the 1994 Plan

     The 1994 Plan is intended to advance the interests of the Company and its stockholders by providing a means to attract, retain and motivate selected employees to the Company and its subsidiaries and affiliates ("Employees"). The 1994 Plan is administered by the Compensation Committee. The Compensation Committee has the full and final authority to select Employees to whom awards under the 1994 Plan ("Awards") may be granted, to determine the type or types of Awards to be granted to such Employees and to make all determinations as may be required for the administration of the 1994 Plan. The Compensation Committee also would have authority to waive conditions relating to an Award or accelerate vesting of Awards. The shares of Common Stock distributed under the 1994 Plan consist of authorized but unissued shares of the Company or treasury shares including shares reacquired by the Company. Shares of Common Stock subject to Awards which are forfeited, canceled, exchanged or surrendered (other than Awards canceled upon exercise of a tandem Award) or which are settled in cash or otherwise terminated without a distribution of shares of Common Stock, are available for further Awards except where dividends or dividend equivalents have been paid and accrued on such Award and are not also forfeited, canceled, exchanged or surrendered. No Awards will be granted under the 1994 Plan after October 3, 2004.

     At a meeting of the Company's stockholders held on December 9, 1997, the stockholders approved amendments to the 1994 Plan (a) increasing the number of shares issuable over the term of the 1994 Plan by 345,000 shares from 855,000 shares to 1,200,000 shares in the aggregate and placing an upper limit of 150,000 shares on the number of shares for which options or SARs may be granted to any participant under the 1994 Plan during any calendar year. The amendment to limit the number of shares for which options or SARs may be granted to individuals under the 1994 Plan provides a potential tax benefit to the Company by allowing options or SARs, if any, granted under the 1994 Plan to qualify under the "qualified performance-based compensation" exception to the limitation on deductibility of compensation of certain executives under Section 162(m) of the Internal Revenue Code. Without this limit, the benefit would not be available to the Company.

Types of Awards Authorized under the 1994 Plan

     Options. Under the 1994 Plan, the Compensation Committee has authority to grant incentive stock options ("ISOs") and nonqualified stock options. In the case of ISOs, the terms of such grants would be subject to, and comply with,
Section 422 of the Code. The exercise price per share of options would be determined by the Compensation Committee, and the Compensation Committee may without limitations, set an exercise price that is based upon achievement of performance criteria. Options may be exercised at such time or times as may be determined by the Compensation Committee, and by payment or arrangement for payment in such manner as determined by the Compensation Committee (including, without limitation, broker-assisted exercise arrangements) and by such form of payment as the Compensation Committee may authorize (including, without limitations, cash, shares of Common Stock, notes or other property). The ability to pay the exercise price in shares of Common Stock would, if permitted by the Compensation Committee, enable the optionee to engage in a series of successive stock-for-stock exercises and thereby fully exercise any options with little or no cash investment.

     SARs. Under the 1994 Plan, the Compensation Committee has the power to grant SARs entitling the holder to receive the excess of the fair market value (calculated as of the exercise date or, if the Compensation Committee shall so determine, as of any time during a specified period before or after the exercise date) of a specified number of shares of Common Stock over the grant price of the SAR, with payment to be made in cash, shares of Common Stock or other property as specified by the Compensation Committee. Any SAR would be exercisable at such times as the Compensation Committee shall determine. A SAR is permitted to be granted in tandem with another Award, in addition to another Award or freestanding and unrelated to another Award. Currently, no SARs have been granted under the 1994 Plan.

     Restricted Shares of Common Stock and Restricted Share Units. Under the 1994 Plan, the Compensation Committee is authorized to grant restricted shares and restricted share units, subject to such forfeiture conditions and other restrictions on transfer as the Compensation Committee may determine. Upon vesting, restricted share units would be paid in shares of Common Stock or cash, as determined by the Compensation Committee. Unless otherwise provided by the Compensation Committee, restricted shares and restricted share units would provide the recipient with the right to receive dividends or dividend equivalents. Such dividends or dividend equivalents would be subject to forfeiture as determined by the Compensation Committee. Currently no restricted shares have been granted under the 1994 Plan.

     Performance Shares of Common Stock and Performance Units. The Compensation Committee is authorized to grant performance shares of Common Stock and performance units payable to, or exercisable by, such holder upon the achievement of certain performance objectives during such performance periods (of one or more years) as the Compensation Committee may determine. If during the course of a performance period significant events, as determined by the Compensation Committee, occur which the Compensation Committee expects to have a substantial effect on a performance objective during the period, the Compensation Committee is permitted to revise the performance objective. Performance shares or performance units are permitted to be paid in shares of Common Stock or cash and in a lump sum or installments following the close of the relevant performance period. Currently, no performance shares have been granted under the 1994 Plan.

     Dividend Equivalents. Dividend equivalents consist of a right to receive cash, shares of Common Stock or other property equivalent to dividends with respect to a specified number of shares of Common Stock determined by the Compensation Committee. Dividend equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis. In the discretion of the Compensation Committee, such amounts would be deemed to have been reinvested in additional shares of Common Stock, or other investment vehicles as the Compensation Committee shall specify. Dividend equivalents (other than freestanding dividend equivalents) are subject to all conditions and restrictions of the underlying Awards to which they relate. Currently, no dividend equivalents have been awarded under the 1994 Plan.

     Other Stock Based Awards. The Compensation Committee also has the authority to grant share-based Awards which consist of rights or Awards other than stock options, stock appreciation rights, restricted shares of Common Stock or restricted share units, performance shares of Common Stock or performance units or dividend equivalents. Such Awards, if granted, would have such terms and conditions as the Compensation Committee would determine.

     Restrictions on Transfer. Awards are not transferable except by will or the laws of descent and distribution and are exercisable, during the lifetime of the individual, only by such individual or by such individual's guardian or legal representative.

     Amendments, Suspension or Discontinuance of the 1994 Plan. The Board of Directors is permitted to amend, suspend or discontinue or terminate the 1994 Plan, provided, however, that approval of the stockholders of the Company within one year after such Board action must be obtained if such approval is required by any Delaware or U.S. federal law or regulation (including Rule 16b-3, if applicable) or the rules of any stock exchange or automated quotation system on which the shares of Common Stock may then be listed or quoted.

U.S. Federal Income Tax Consequences of the 1994 Plan

     The following is a summary of the principal federal income tax consequences associated with the granting of Awards under the 1994 Plan. This summary is based on the provisions of the Code, the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof. It does not describe all federal income tax consequences under the 1994 Plan, nor does it describe foreign, state or local tax consequences.

     Stock Options. In general, the grant of a stock option will not be a taxable event to the recipient. The tax consequences associated with the exercise of a stock option and the subsequent disposition of shares of Common Stock acquired on the exercise of such option depend on whether the option is an ISO or a nonqualified stock option.

     Upon the exercise of a nonqualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares of Common Stock received upon exercise over the exercise price. Any gain or loss upon a subsequent sale or exchange of the shares of Common Stock will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of Common Stock.

     Generally, a participant will not recognize ordinary taxable income at the time of exercise of an incentive stock option and no deduction will be available to the Company, provided the option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of termination of employment by reason of disability or death). If an ISO granted under the 1994 Plan is exercised after these periods, the exercise will be treated for U.S. federal income tax purposes as the exercise of a nonqualified stock option. In addition, the exercise of an ISO granted under the 1994 Plan will be treated for U.S. Federal Income Tax purposes as the exercise of a non-qualified option to the extent it (together with any other ISOs granted after 1986 under other plans of the Company and its subsidiaries) first becomes exercisable in any calendar year for shares of Common Stock having a fair market value, determined as of the date of grant, in excess of $100,000.

     If shares of Common Stock acquired upon exercise of an ISO are sold or exchanged more than one year after the date of exercise and more than two years from the date of grant of the option, any gain or loss will be long-term capital gain or loss. If shares of Common Stock acquired upon exercise of an ISO are disposed of prior to the expiration of these one-year or two-year holding periods (a "Disqualifying Disposition"), the participant will recognize ordinary income at the time of disposition in an amount equal to the excess of the fair market value of the shares of Common Stock at the date of exercise over the exercise price. Any additional gain will be treated as capital gain, long-term or short-term, depending on how long the shares of Common Stock have been held. When shares of Common Stock are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the shares of Common Stock have been held. In the event of a Disqualifying Disposition, the Company generally will be entitled to a deduction equal to the amount of ordinary income recognized by the participant.

     Although the exercise of an ISO as described above would not produce ordinary taxable income to the participant, it would result in an increase in the participant's alternative minimum taxable income and may result in an alternative minimum tax liability.

     Restricted Stock. A participant who receives restricted shares of Common Stock will generally recognize ordinary income at the time the restrictions on transferability lapse. The amount of ordinary income so recognized will be the fair market value of the shares of Common Stock at the time the income is recognized, determined without regard to any restrictions other than restrictions which by their terms will never lapse. Dividends paid with respect to shares of Common Stock while such shares are nontransferable will be taxable as ordinary compensation income to the participant and generally will be deductible by the Company.

     In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the participant will recognize as income the fair market value of the restricted stock at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and the Company will generally be entitled to a corresponding deduction. Dividends paid with respect to shares of Common Stock as to which a proper Section 83(b) election has been made will be taxable as ordinary dividend income to the participant and will not be deductible to the Company. If a Section 83(b) election is made and the restricted stock is subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

     Stock Appreciation Rights and Other Awards. With respect to stock appreciation rights and other awards under the 1994 Plan not described above, generally, when a participant receives payment with respect to an award granted to him or her under the 1994 Plan, the amount of cash or other property and the fair market value of shares of Common Stock received will be ordinary income to such participant and generally will be deductible by the Company.

     Limitation on Deductibility. Section 162(m) of the Code generally limits the deductible amount of annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with awards granted under the Plan) by a public company to a "covered employee" (the chief executive officer and four other most highly compensated executive officers of the Company) to no more than $1.0 million. The Company may, but is not required to, structure certain non-qualified stock options and certain other awards made under the 1994 Plan to comply with an exception to nondeductiblity under Section 162(m) of the Code.

     Payment of Withholding Taxes. The Company may withhold, or require a participant to remit to the Company, an amount sufficient to satisfy and federal, state or local withholding tax requirements associated with awards under the 1994 Plan.

     Special Rules. Special rules may apply to a participant who is subject to
Section 16(b) of the Securities Exchange Act of 1934 (generally directors, officers and 10% stockholders). Certain additional special rules apply if the exercise price for an option is paid for with shares of Common Stock previously owned by the optionee rather than with cash.

Recommendation

     At the annual meeting, the Company's stockholders will be asked to approve amendments to the Company's 1994 Plan to (a) increase the number of shares issuable over the term of the 1994 Plan by 1,200,000 shares to 2,400,000 shares in the aggregate and (b) increase the upper limit on the number of shares from which options or SARs may be granted to any participant under the plan during any calendar year to 500,000 shares.

     The Board of Directors believes that approval of the amendments to the 1994 Plan is in the best interests of the Company and its stockholders and unanimously recommends a vote FOR approval. Approval of the amendments requires the affirmative vote of the holders of a majority of the shares of Common Stock of the Company represented in person or by proxy at the annual meeting and entitled to vote.


                                 PROPOSAL NO. 3
                          APPROVAL OF AMENDMENTS TO THE
                        1996 DIRECTORS STOCK OPTION PLAN


     The Board of Directors has adopted, subject to stockholder approval, amendments to the Directors Plan to (a) increase the number of shares issuable over the term of the Directors Plan by 200,000 shares to 500,000 shares in the aggregate and (b) allow for discretionary option grants thereunder. The amendments to the Directors Plan are designed to take advantage of recent changes in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, to permit greater flexibility in administration of the Directors Plan. Among other things, these amendments would permit the Board of Directors to make discretionary grants of stock options or otherwise administer the Directors Plan if and to the extent such administration would be consistent with applicable law.

     The Company's Board of Directors believe that these changes are important to permit the Company to encourage stock ownership by members of the Board of Directors, to give the Board of Directors flexibility in administering the Directors Plan, to promote the financial success and progress of the Company and to induce such persons to continue to serve as members of the Board of Directors in the future.

     The essential features of the Directors Plan are summarized below. This summary does not purport to be a complete description of the Directors Plan. Copies of the actual plan document may be obtained by contacting the Assistant Secretary of the Company.

Description of the Directors Plan

     There are currently reserved for issuance under the Directors Plan an aggregate of up to 300,000 shares of Common Stock. The shares of Common Stock issuable over the term of the Directors Plan may be available from authorized and unissued Common Stock and treasury stock (including shares acquired in the open market or other transactions). If Proposal No. 3 is adopted, the number of shares reserved for issuance under the Directors Plan will be increased by 200,000 shares to 500,000 shares in the aggregate.

     Each option granted under the Directors Plan will be immediately exercisable and shall expire ten (10) years from its date of grant. The exercise price of each option shall be the fair market value (as determined under the Directors Plan) of the shares of Common Stock underlying such option on its grant date.

     The Directors Plan will continue in effect until all options granted thereunder have expired or terminated or upon earlier termination as provided for in the Directors Plan. No options will be granted after five (5) years from the date of adoption of the Directors Plan by the Board of Directors.

Eligibility for Participation

     Directors who are not full time or part-time employees of the Company will be eligible for participation under the Directors Plan (each, an "Eligible Director" and, together, the "Eligible Directors"). At the date of this Proxy Statement, seven directors of the Company who are standing for re-election are Eligible Directors and the director nominee will become an Eligible Director upon his election to the Board of Directors.

Administration

     The Directors Plan as proposed will continue to operate automatically but, in addition, will be amended to provide for discretionary grants of options. Automatic option grants do not require administration. Discretionary grants, however, will be administered by the Board of Directors.

     Automatic Grants. Under the Directors Plan, Eligible Directors receive a grant of 15,000 options to purchase shares of Common Stock upon election to the Board of Directors and 7,500 options to purchase shares of Common Stock upon re-election at each subsequent annual meeting of stockholders, at exercise prices which are not less than the fair market value of the Common Stock at the time of grant. Since it is intended that the Directors Plan provide for grants of options to non-employee directors of the Company, this function will be limited to matters of administrative oversight. The Compensation Committee will no have discretion with respect to the selection of Eligible Director optionees, the determination of the exercise price of options, the timing of such grants and the number of shares of Common Stock covered by the options as it relates to automatic option grants.

     Discretionary Grants. The Board of Directors will, however, have discretion with respect to the selection of Eligible Director optionees, the determination of the exercise price of options, the timing of such grants and the number of shares of Common Stock covered by the options as it relates to discretionary option grants; provided, the exercise price will not be less than the fair market value of the Common Stock at the time of grant. Decisions and determinations of the Board of Directors shall be final and binding on all persons having an interest in the Directors Plan. In addition, the Board of Directors has conditionally approved, subject to stockholders approval of the amendments to the Directors Plan allowing for discretionary grants, the grant to Mr. Fox of options for 50,000 shares on December 8, 1998 at the then current market price in consideration for his services as Vice-Chairman of the Board of Directors.

Amendment and Termination

     The Board of Directors may, from time to time, amend the Directors Plan; provided, however, that, except to the extent provided therein, no such amendment may (i) without approval by the Company's stockholders, increase the number of shares of Common Stock reserved for options or change the class of persons eligible to receive options, or involve any other change or modification requiring stockholder approval under

Rule 16b-3 of the Securities Exchange Act of 1934, as amended, (ii) permit the granting of options that expire beyond the maximum ten (10) year period described therein, or (iii) extend the termination date of the Directors Plan as set forth therein; provided, further, that, except to the extent specifically provided otherwise therein, no amendment or suspension of the Directors Plan issued thereunder shall substantially impair any option previously granted to any optionee without the consent of such optionee, except such amendment made to cause the Directors Plan to qualify for the exemption provided by Rule 16b-3.

     The Board of Directors, without further approval of the Company's stockholders, may at any time terminate or suspend the Directors Plan. Any such termination or suspension of the Directors Plan shall not affect options already granted and such options shall remain in full force and effect as if the Directors Plan had not been terminated or suspended. No options may be granted while the Directors Plan is suspended or after it is terminated. The rights and obligations under any option granted to any optionee while the Directors Plan is in effect shall not be altered or impaired by the suspension or termination of the Directors Plan without the consent of such optionee.

Adjustments

     In the event of any recapitalization, reclassification, split-up or consolidation of shares of Common Stock, separation (including a spin-off), dividend on shares of Common Stock payable in capital stock, or other similar change in capitalization of the Company or a merger or consolidation of the Company or sale by the Company of all or a portion of its assets or other similar event, the Board of Directors shall make such appropriate adjustments in the exercise prices of options, including options then outstanding, in the number and kind of securities, cash or other property which may be issued pursuant to options under the Directors Plan, including options then outstanding, and in the number of shares of Common Stock with respect to which options may be granted (in the aggregate and to individual participants) as the Board of Directors deems equitable with a view toward maintaining the proportionate interest of the directors and preserving the value of the options.

     No fractional shares of Common Stock shall be issued. In lieu thereof, the cash value of such fraction shall be paid.

     Without limiting the generality of the foregoing, the existence of outstanding options granted under the Directors Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the shares of Common Stock subject to outstanding options; (iv) the dissolution or liquidation of the Company; (v) the sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

Federal Income Tax Consequences of the Directors Plan

     The following discussion summarizes the principal federal income tax consequences of the Directors Plan. This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof as in effect on the date hereof.

     Upon exercise of an option granted under the Directors Plan, the optionee will recognize ordinary income in an amount equal to the excess of the fair market value of the shares received over the exercise price of such shares. That amount increases the optionee's basis in the Common Stock acquired pursuant to the exercise of the option. Upon a subsequent sale of the shares of Common Stock, the optionee will incur short-term or long-term capital gain or loss depending upon his holding period for the shares of Common Stock and upon the shares of Common Stock's subsequent appreciation or depreciation in value. The Company will be allowed a federal income tax deduction for the amount recognized as ordinary income by the optionee upon the optionee's exercise of the option.

Recommendation

     At the annual meeting, the Company's stockholders will be asked to approve amendments to the Directors Plan to (a) increase the number of shares issuable over the term of the Directors Plan by 200,000 shares to 500,000 shares in the aggregate and (b) allow for discretionary option grants thereunder.

     The Board of Directors believes that approval of the amendments to the Directors Plan is in the best interests of the Company and its stockholders and unanimously recommends a vote FOR approval. Approval of the amendments requires the affirmative vote of the holders of a majority of the shares of Common Stock of the Company represented in person or by proxy at the annual meeting and entitled to vote.


                                 PROPOSAL NO. 4
              RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS


     It is the practice of the Board of Directors of the Company to designate the accounting firm that will serve as independent auditors for the Company. The Audit Committee has recommended that Ernst & Young LLP be selected to audit the Company's financial statements for the fiscal year ending June 30, 1999 and the Board of Directors of the Company has approved the selection of Ernst & Young LLP. Ernst & Young LLP audited the Company's financial statements for the fiscal years ended June 30, 1994 through June 30, 1998. Unless a contrary vote is indicated, the Proxies solicited hereby will be voted FOR the ratification of the selection of Ernst & Young LLP as independent auditors for the fiscal year ending June 30, 1999.

     The Audit Committee reviews and approves the audit and non-audit services to be provided by the Company's independent auditors during the year, considers the effect that performing those services might have on audit independence, and approves management's engagement of the Company's independent auditors to perform those services.

     Ernst & Young LLP expects to have a representative at the 1998 Annual Meeting of Stockholders who will have the opportunity to make a statement and will be available to respond to appropriate questions.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Executive Officers and Directors and persons who own more than 10% of a registered class of the Company's equity securities to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Such Officers, Directors and stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's Executive Officers and Directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except for one late filing on behalf of each of Mr. Brecher, and, with respect to the issuance of the AIC Warrants, Mr. Heyer, Mr. Bloom and Mr. Kehler.

                              CERTAIN RELATIONSHIPS

     Mr. Daley, who is nominated to the Board of Directors for the first time, is a senior vice president in The Chase Manhattan Bank's Middle Market Group. The Chase Manhattan Bank is a participant lender under the Company's senior credit facility, which currently consists of a $60 million term loan and a $15 million revolving credit facility.

     Mr. Rubinfeld, who is nominated to the Board of Directors for the first time, is a senior vice president at Starbucks, a customer of the Company. Sales to Starbucks by the Company in fiscal 1998 were approximately $550,000.

                                  OTHER MATTERS

     Management does not know of any other matters that will come before the meeting, but should any other matters requiring a vote of stockholders arise, including any question as to an adjournment of the meeting, the persons named on the enclosed Proxy will vote thereon according to their best judgment in the interests of the Company. All shares represented by valid Proxies, unless otherwise specified, will be voted in the election of directors for the nominees named above; provided, however, that in the event any of such nominees should withdraw or otherwise become unavailable for reasons not presently known, the persons named as Proxies will vote FOR the election of the other persons in their place.

                              STOCKHOLDER PROPOSALS

     The Company will not consider including a stockholder's proposal for action at its 1999 Annual Meeting of Stockholders in the proxy material to be mailed to its stockholders in connection with such meeting unless such proposal is received at the principal office of the Company no later than July 31, 1999.





         By order of the Board of Directors,


         BETH L. BRONNER
         Corporate Secretary


Dated:  November 9, 1998


Your vote is important. Stockholders who do not expect to be present at the Annual Meeting and who wish to have their stock voted are requested to sign and date the enclosed proxy and return it in the enclosed envelope. No postage is required if mailed in the United States.

                              [Form of Proxy Card]

                            THE HAIN FOOD GROUP, INC.


     This Proxy is Solicited on Behalf of the Board of Directors of The Hain Food Group, Inc. (the "Company"). The undersigned hereby appoints Andrew R. Heyer, Irwin D. Simon and Gary M. Jacobs, or any of them, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of the Company on December 8, 1998, and any adjournments thereof, upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein. If no instruction is given the shares will be voted "FOR" items 1 through 4 below, each of said items being more fully described in the Notice of such meeting and the accompanying Proxy Statement, receipt of which are hereby acknowledged.

     The Board of Directors Recommends You Vote "FOR" Each of the Items Below

1.   Election of Directors

          FOR all nominees listed below [  ]           WITHHOLD AUTHORITY [  ]
          (except as marked to the contrary            to vote for all nominees
          below)                                       listed below

          (Instructions: to withhold authority to vote for individual nominees, strike a line through the nominees name listed below.)
                 Andrew R. Heyer, Irwin D. Simon, Beth L. Bronner,
                 James S. Gold, William J. Fox, Jack Futterman,
                 Kenneth J. Daley, Arthur Rubinfeld

2. To approve amendments to the Company's 1994 Long Term Incentive and Stock Award Plan to (a) increase the number of shares issuable over the term of the plan by 1,200,000 shares to 2,400,000 shares in the aggregate and (b) increase the upper limit on the number of shares for which options or stock appreciation rights may be granted to any participant under the plan during any calendar year to 500,000 shares.

          For [ ] Against [ ] Abstain [ ]


3.   To approve amendments to the Company's 1996 Directors Stock Option Plan to
     (a) increase the number of shares issuable over the term of the Plan by 200,000 shares to 500,000 shares in the aggregate and (b) allow for discretionary option grants thereunder.

          For [ ] Against [ ] Abstain [ ]


4. To ratify the appointment of Ernst & Young LLP, to act as independent auditors of the Company for the fiscal year ending June 30, 1999.

          For [ ] Against [ ] Abstain [ ]

                      Please Complete All Information Below


                             Signature: _________________________________
                             Signature: _________________________________
                             Dated: _____________________________________ 1998
                                    Please sign exactly as names appear hereon, indicating official position or representa-tive capacity, if any. If shares are held jointly, both owners should sign.